UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2006 (March 31, 2006)

TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28316 (Commission File Number)	72-1252405 (IRS Employer Identification No.)

2401 Fountainview, Suite 920, Houston, Texas (Address of principal executive offices)	77057 (Zip Code)

(713) 780-9926
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On March 31, 2006, Trico Shipping AS, a company organized and existing under the laws of Norway and a subsidiary of Trico Marine Services, Inc. (“Trico”), entered into the Shipbuilding Contract 2000 (the “Agreement”) with Solstrand AS, a company organized and existing under the laws of Norway (the “Builder”). Under the Agreement, the Builder agrees to design, build, launch, equip, complete, sell and deliver to Trico the Vessel (as described in the Agreement) for a purchase price of NOK 166,900,000, or approximately $25,000,000 (the “Purchase Price”). The Builder expects to deliver the Vessel on or about November 30, 2007 (the “Delivery Date”). The Vessel shall be built at the Builder’s shipyard in Norway and shall be designed, constructed and delivered to Trico in accordance with the specifications and drawings that have been agreed upon by the Builder and Trico.

Trico shall pay 20% of the Purchase Price, or NOK 33,380,000, or approximately $5,000,000, within five business days of the effective date of the Agreement. The remaining 80% of the Purchase Price, or NOK 133,520,000, or approximately $20,000,000, subject to adjustments, shall be paid upon delivery and acceptance of the Vessel.

The Builder has provided Trico with a refund guarantee from the Builder’s bank securing the repayment obligation of the Builder if the Agreement is lawfully cancelled by Trico.

The Purchase Price is subject to certain adjustments based on the timing of delivery and the Vessel’s specifications upon delivery. The following table sets forth adjustments to the Purchase Price with respect to delivery of the Vessel:

Delivery Date - 11/30/2007	Adjustments to the Purchase Price
1st - 15th day after Delivery Date	No reduction in Purchase Price
16th - 45th day after Delivery Date	NOK 20,000 per day reduction in Purchase Price
46th - 180th day after Delivery Date	NOK 25,000 per day reduction in Purchase Price
Earlier than Delivery Date	NOK 20,000 increase in Purchase Price for every day Vessel is delivered earlier than Delivery Date

If the delay in delivery of the Vessel continues for a period in excess of 180 days after the Delivery Date, then Trico may cancel the Agreement and seek repayment from the Builder and/or its bank.

In addition to adjustments to the Purchase Price based on delivery of the Vessel, if the speed of the Vessel is not achieved as agreed upon in the specifications in the Agreement, then the Purchase Price may be reduced by an amount not to exceed NOK 200,000. Should the deficiency be greater than 2.5 knots from the agreed upon specifications in the Agreement, Trico may cancel the Agreement and seek repayment from the Builder and/or its bank.

If the agreed upon deadweight for the Vessel is not attained and the shortfall exceeds eight percent (8%) of the stipulated deadweight, the Purchase Price shall be reduced by NOK 50,000 for each 10 tons of the shortfall in excess of the aforementioned eight percent (8%), but there will be no reduction in the Purchase Price for any part of the shortfall that exceeds sixteen percent (16%) of the stipulated deadweight. Should the shortfall exceed sixteen percent (16%), Trico may cancel the Agreement and seek repayment from the Builder and/or its bank.

The foregoing description of the Agreement is qualified in its entirety by reference to such Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 8.01 Other Events

On April 3, 2006, Trico Marine Services, Inc. issued a press release announcing the execution of the Agreement with Solstrand. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Shipbuilding Contract 2000, dated as of March 31, 2006, by and between Trico Shipping AS and Solstrand AS.
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.
By:
Rishi Varma General Counsel, Secretary and Director of Corporate Governance

Dated: April 6, 2006

EXHIBIT INDEX

Exhibit No.	Description
1.1	Limited Liability Company Agreement of Eastern Marine.
1.2	Second Amendment to the Shareholders Agreement, dated March 22, 2006, by and among Trico HK, COSL and Eastern Marine.
99.1	Press Release